Ex 99.1

Versartis Reports First Quarter 2017 Financial Results

Menlo Park, Calif., April 27, 2017 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan, a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today announced financial results for the first quarter ended March 31, 2017, and provided an update on its clinical development programs.

“With topline data from our Phase 3 trial in pediatric GHD on the horizon, we have increased our focus on preparing for the regulatory review process and enhancing our commercial readiness,” said Jay Shepard, Chief Executive Officer of Versartis. “Earlier this month at ENDO 2017, we presented three-year somavaratan results demonstrating that efficacy, safety, and IGF-I response at our Phase 3 dose are in-line with daily U.S. therapy. Together with other current data, we have assembled the most comprehensive and robust data set of the long-acting growth hormone product candidates and our studies have been conducted in the major GHD markets where we intend to commercialize. We are excited by the support we have received at ENDO and in our trials from endocrinologists throughout North America, Europe, and Japan who treat a high number of GHD patients and have expressed significant interest in somavaratan.”

Mr. Shepard continued, “Given our current timeline and the somavaratan profile to date, we have the potential to be first to market with a best-in-class long-acting therapy for pediatric GHD. In planning for a successful future launch, we have made strategic senior hires which add a wealth of commercial and operational experience to what is already a seasoned management team. Coupled with substantial financial resources, we are well positioned as we approach Phase 3 data in September.”

Corporate Highlights & Milestones

•	Strengthened breadth and depth of somavaratan data with six presentations at the Endocrine Society's 99th Annual Meeting & Expo:
•	3-year PGHD data were comparable to U.S. registry data for daily therapy in key measurements including mean height velocity, height SDS, IGF-I SDS response, and bone age
•	Patient demographics in both arms of the ongoing Phase 3 VELOCITY study are balanced and comparable to the Phase 2 patient population
•	PK/PD data from U.S. and Japanese children support using the Phase 3 VELOCITY study dose of 3.5 mg/kg in the Japan Phase 3 trial
•	Results of the VITAL trial for AGHD demonstrate that it was well tolerated and produced a robust IGF-I response, which provides a basis for the Phase 3 dosing and titration plan

•	Initiated enrollment of previously treated patients in VISTA study, switching pediatric GHD patients from daily growth hormone treatment to twice-monthly somavaratan
•	Expanded leadership team with appointment of two highly experienced professionals: Tracy Woody, Chief Commercial Officer, and Jay Stout, Ph.D., Senior Vice President, Technical Operations

Anticipated 2017 Milestones and Other Key Events

•	Report top-line data from the pediatric Phase 3 VELOCITY trial in September 2017
•	Complete enrollment of Phase 3 Japan trial in 2H 2017
•	Initiate VITAL Phase 3 trial in adult GHD patients by year end 2017

First Quarter 2017 Financial Results

For the first quarter ended March 31, 2017, Versartis reported a net loss of approximately $29.7 million, or $0.85 per share, basic and diluted, compared to a net loss for the quarter ended March 31, 2016 of $24.2 million, or $0.82 per share, basic and diluted.

Total operating expenses for the quarter ended March 31, 2017 were $29.7 million compared to $24.1 million for the quarter ended March 31, 2016.

Research and development (R&D) expenses for the quarter ended March 31, 2017 were $22.0 million, compared to $18.2 million for the quarter ended March 31, 2016. The increase in R&D expenses was primarily due to an increase in clinical and manufacturing costs to support our ongoing global VELOCITY pediatric trial and our Phase 2/3 trial of somavaratan in pediatric patients in Japan.

General and administrative (G&A) expenses were $7.7 million for the quarter ended March 31, 2017, compared to $5.9 million for the quarter ended March 31, 2016. The increase in G&A expenses was primarily due to additional payroll, consulting, and professional services expenses as we continue to increase our headcount and expand our infrastructure to support our growth.

Total operating expenses for the quarter ended March 31, 2017 include non-cash stock-based compensation expense of $3.9 million compared to $2.4 million of non-cash stock-based compensation expense for the quarter ended March 31, 2016.

Cash and cash equivalents were $165.1 million as of March 31, 2017.  The ending cash balance and operating results for the quarter were in line with the Company’s expectations.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan, a novel, long-acting form of recombinant human growth hormone in late-stage clinical trials for the treatment of GHD in children and adults. Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving adherence and, therefore, treatment outcomes.

For more information on Versartis, visit www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new molecular entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward- looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Corporate Communications:

Christine Labaree

Corporate Affairs

(650) 600-1697

clabaree@versartis.com

Investors:

David Burke

Director, Investor Relations

(650) 516-2703

dburke@versartis.com

Versartis, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Operating expenses
Research and development	$22,004	$18,191
General and administrative	7,656	5,915
Total operating expenses	29,660	24,106
Loss from operations	(29,660)	(24,106)
Interest income	199	105
Other income (expense), net	(261)	(230)
Net loss	(29,722)	(24,231)
Net loss per share- basic and diluted	$(0.85)	$(0.82)
Weighted-average common shares used to compute basic and diluted net loss per share	35,004	29,422

Versartis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$165,081	$201,153
Other assets	16,064	4,417
Total assets	$181,145	$205,570
Liabilities and stockholders' equity:
Accounts payable and other current liabilities	$14,645	$14,503
Upfront payment from collaboration partner	40,000	40,000
Total liabilities	54,645	54,503
Total stockholders' equity	126,500	151,067
Total liabilities and stockholders’ equity	$181,145	$205,570